                                                                    Exhibit 10.5

Note: Portions of this exhibit indicated by "[*]" are subject to a confidential treatment request, and have been omitted from this exhibit. Complete, unredacted copies of this exhibit have been filed with the Securities and Exchange Commission as part of Expedia's confidential treatment request.

     Amended and Restated MSN/Expedia Carriage and Cross Promotion Agreement

     This Amended and Restated MSN/Expedia Carriage and Cross Promotion Agreement ("Agreement"), by and between Microsoft Corporation ("Microsoft"), a Washington corporation, and Expedia, Inc. ("EI"), a Washington corporation, is effective as of June 29, 2001 (the "Effective Date").

                                    RECITALS

     WHEREAS, EI owns and operates a network of Web sites currently known as "Expedia," with the home page of the US version currently located at http://www.expedia.com, and home pages of the international versions of Expedia
----------------------
located at other URLs;

     WHEREAS, Microsoft owns and operates, among other things, a network of Web sites currently known as "MSN," with the home page of the US version currently located at http://www.msn.com, and home pages of the international versions of
           ------------------
MSN located at other URLs, which network includes a variety of topic-specific offerings;

     WHEREAS, Microsoft and EI entered into the Expedia.com/MSN Carriage and Cross Promotion Agreement dated as of November 5, 1999 (the "1999 Carriage Agreement");

     WHEREAS, Microsoft and EI wish to amend and supersede the 1999 Carriage Agreement in its entirety with this Agreement; and

     WHEREAS Microsoft and EI wish to include the customized co-branded version of Expedia as part of MSN's "Travel" channel, and to provide various links to each other's products and services among pages located in Microsoft Online Properties and located in Expedia and the co-branded version of Expedia Web sites, to engage in certain activities intended to promote the parties' respective products and services and to undertake and carry out their respective responsibilities as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereby agree as follows:

1.   Definitions
     -----------

     1.1 "Above-the-Fold" means the default area of a Web Page that is visible to a user when first accessing the Web Page in a given session without having to scroll down, or to the right while viewing a standard screen using a standard Internet browser configuration (i.e. the browsing frame viewable within the default installation of the latest version of Internet Explorer running on a monitor with a display of 800 x 600 pixels).

     1.2 "Affiliate" means, with respect to a party to this Agreement, any entity that a party directly or indirectly controls, or is under common control with, or is controlled by, such party. For purposes of the preceding sentence, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     1.3 "Agency Accommodation Transaction" means the reservation or purchase via the Co-Branded Site of hotel accommodations for an uninterrupted stay of any duration or any accommodations available for reservation or purchase for an uninterrupted stay of any duration that is completed by a User, and where the User pays the hotel and EI is receives a commission from the hotel.

     1.4 "Aggregate Information" means information that describes the habits, usage patterns and/or demographics of users as a group but does not indicate the identity of any particular end user, and information about an individual end user presented in a form distinguishable from information relating to other end users but not in a form that enables the recipient to personally identify any end user.

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                               Amended & Restated MSN/Expedia Carriage Agreement
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     1.5  "Air Transaction" means the purchase via the Co-Branded Site of airline tickets for one trip (round-trip, or one-way if no round-trip is purchased) that is completed by a User.

     1.6 "Car Transaction" means the reservation via the Co-Branded Site of one or more rental cars for a given duration of time from the same pickup point that is completed by a User.

     1.7 "Channel" means a group of content-related secondary Web Pages within a Web Site that are devoted to a particular subject (such as Health, Entertainment, News or Travel), the top level page of which group is accessed directly from the Web Site's Home Page. The "Travel Channel" on MSN is the Channel that relates to travel information, travel booking and related travel information and has a placement and prominence equivalent to other Channels within MSN.

     1.8 "Co-Branded Site" means the aggregation of special, customized co-branded versions of Expedia to be developed, hosted and maintained by EI in accordance with this Agreement, including the Home Page of such versions that are accessed by Users via one of the EI Icons, and including international versions of such special, customized co-branded versions of Expedia, and their Home Pages that are accessed by Users via one of the EI Icons. For purposes of this Agreement, Co-Branded Site means the "Travel Channel."

     1.9 "EI Icons" means any Link to the Co-Branded Site, such as the EI logo or EI storefront booking form or other EI content, that is located on MSN.

     1.10 "EI Named Competitors" means (i) those entities, and any single, direct successors or assigns of any of such entities, that are listed on Exhibit B, (ii) any entity whose primary business, in Microsoft's good faith judgment, is to provide distribution for one or more of the foregoing entities in part
(i), (iii) any entity which, in Microsoft's good faith judgment, is using promotion or advertisements with Microsoft primarily to drive transactions to one or more of the foregoing entities in part (i), and (iv) any entity doing business under any of the brand names of one or more of the Named Competitors. At all times during the Term, the number of "Named Competitors," shall be limited to seven (7) in the US, and to five (5) in each "Non-US Exclusive Countries." EI shall be entitled to update the list of Named Competitors not more than once per year during the Term, which update will be effective as of July 1 of each year; provided, that: (a) EI shall not be entitled to increase the total number of Named Competitors included in such list; and (b) EI may not add airline companies, hotel companies, car rental companies, cruise companies or other Travel Suppliers whose primary purpose is not online or offline travel aggregation services to the list, with the exception that for each of the Non-US Exclusive Countries, EI may name one airline company (e.g. British Airways in UK). For the purposes of ongoing modifications to the list, good faith sunset provisions shall apply for a period of up to twelve (12) months from the date that MSN signed an advertising or promotion deal with a Named Competitor that is subsequently added to the list, thereby allowing MSN at any time to sign deals for up to one (1) year in length with Travel Suppliers not on the list at the time of such signing.

     1.11 "Essential Travel Elements" means those online travel services required of the Co-Branded Site in each Exclusive Country, as further described in Exhibit C, attached hereto and incorporated by reference herein.

     1.12 "Exclusive Countries" means those countries where EI operates a Co-Branded Site. As of the Effective Date, Exclusive Countries mean the US, Canada, UK and Germany. Beginning in September 2001, France will be considered one of the Exclusive Countries. Additional Exclusive Countries may be added as provided in Section 2.1(c). For purposes of this Agreement, Canada, UK, Germany, France, and any additional Exclusive Countries which may be added as provided in
Section 2.1(c) are defined collectively, as "Non-US Exclusive Countries." For purposes of clarification, "Exclusive Countries" shall include "Non-US Exclusive Countries."

     1.13 "Expedia" means the software code, informational databases, products, and other components that make up a service which is operated and hosted on Web Sites by or for EI and is marketed for use by individual end users to enable such end users to shop for, reserve, book and pay for certain travel services via a personal computer (or any other interactive device) connected to the Internet or any other network. EI currently offers such services on the Web under the name "Expedia," but such name may change from time to time and the term "Expedia" as used herein shall be deemed to refer to all future versions of "Expedia", regardless of the name under

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                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


which it is offered from time to time and from geography to geography, and includes without limitation any and all additional, follow-on, successor or replacement versions of such service. For the purposes of this Agreement, "Expedia" shall not include versions of Expedia that are co-branded with third parties in connection with EI distribution agreements (or their successors or replacements) and shall not include EI's licensing program (or its successor or replacement) under which EI licenses its travel technologies platform to third parties. Certain international versions of Expedia may be controlled by joint ventures in which EI participates, and Microsoft agrees that for purposes of this Agreement, "Expedia" shall include such international version of Expedia operated by such joint ventures provided that EI can effectively bind such joint venture - through ownership control, shareholder agreements or other means - to the terms of this Agreement if such joint venture version of Expedia is to be a provider under this Agreement.

     1.14 "Expedia Lodging" means the lodging only service operated by EI, formerly known as "Expedia Lite." Versions of Expedia Lodging for Italy and Netherlands are expected to come online by summer 2001.

     1.15 "Gross Profit" means gross revenue less cost of goods sold, applied in a manner consistent with EI's audited financial statements.

     1.16 "Home Page" means the initial Web Page of a Web Site seen by a user once the user has directed Web browsing technology to access the Web Site's URL.

     1.17 "Hotel Transaction" means an Agency Accommodation Transaction or an Merchant Accommodation Transaction.

     1.18 "Link" or "link" means an embedded icon, object, graphic (such as a button or tab) or text within a Web Page, including, without limitation, banner advertisements, quick links and persistent hyperlinks, that consists of a hypertext pointer to the URL address of a Web Page.

     1.19 "Merchant Accommodation Transaction" means the reservation or purchase via the Co-Branded Site of hotel accommodations for an uninterrupted stay of any duration, or any accommodations available for reservation or purchase for an uninterrupted stay of any duration that is completed by a User, where an EI Affiliate is the Merchant of Record for the transaction.

     1.20 "Merchant of Record" means the entity whose name appears on the credit card charge and to whom the applicable credit card company shall reimburse for the amount of the credit card charge.

     1.21 "Microsoft Online Properties" means, in each Exclusive Country: MSN, WebTV or MSNTV, MSN Mobile, and other online products or services Microsoft may develop or acquire during the Term (e.g., other portals and online products or services) where travel (small business or leisure) would be a key component. "Microsoft Online Properties" includes Microsoft product websites (i.e., (i) www.microsoft.com and (ii) Web Sites that are online components of Microsoft packaged products (e.g., www.windowsmedia.com).

     1.22 "MSN" means the aggregation of Web-based properties (as such properties may change from time to time in Microsoft's sole discretion) which is currently marketed by Microsoft as "The Microsoft Network" and/or "MSN", including international versions of such Web-based properties and MSN Vertical Providers. MSN shall include: (i) all versions of MSN that are co-branded with third parties (or their successors or replacements) for which MSN controls the majority of the real estate (more than 50% of the space) on a page; (ii) all pages seen by a user once the user has directed web browsing technology to access MSN (whether such user has signed in to Passport when they arrive or not), including personalized (i.e., My MSN or such other personalization) and non-personalized pages, to the extent that Microsoft controls some of the links on the page and the user has not specifically removed relevant EI Links; and
(iii) the Home Page of MSN. "MSN" shall not include the Co-Branded Site, MSN Mobile or Microsoft Product Web Sites, or those MSN Vertical Providers not controlled exclusively by Microsoft. Certain international versions of MSN may be controlled by joint ventures in which Microsoft participates, and EI agrees that for purposes of this Agreement, "MSN" shall include such international version of Expedia operated by such joint ventures provided that Microsoft can effectively bind such joint venture - through

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                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


ownership control, shareholder agreements or other means - to the terms of this Agreement if such joint venture version of MSN is to be subject to this Agreement.

     1.23 "MSN Named Competitors" means (i) those entities, and any single, direct successors or assigns of any of such entities, that are listed on Exhibit E, (ii) any entity whose primary business, in EI's good faith judgment, is to provide distribution for one or more of the foregoing entities in part (i),
(iii) any entity which, in EI's good faith judgment, is using promotion or advertisements with EI primarily to drive transactions to one or more of the foregoing entities in part (i), and (iv) any entity doing business under any of the brand names of one or more of the MSN Named Competitors. At all times during the Term, the number of "MSN Named Competitors," shall be limited to five (5) with respect to the MSN Home Page, and five (5) with respect to each MSN Vertical Provider.

     1.24 "MSN Sidebar" means the right hand, fourth column space on the Home Page of the Co-Branded Site.

     1.25 "MSN Vertical Provider" means a Microsoft joint venture or third-party content provider Web Site Linked to from the MSN Home Page or other part of MSN (such as a Channel or Department), where (i) the branding of the default Home Page as a result of such Link is either co-branded with MSN or controlled exclusively by such content provider, and (ii) the operation of such Web Site may be controlled exclusively by such third party content provider (e.g., "Hotmail"). For example, MSNBC is the MSN Vertical Provider of the "news" Channel on MSN, and Expedia is the MSN Vertical Provider of the "travel" Channel on MSN.

     1.26 "Network Template" means, collectively, the Network Headers and Network Footers. These elements shall be designed by Microsoft in accordance with the specifications set forth in Sections 1.27 and 1.28. EI will include the Network Template on all pages of the Co-Branded Site, including the Home Page.

     1.27 "Network Header" means a page header (i) that shall be located on the horizontal area within the top one hundred (100) pixels of the Home Page of the Co-Branded Site and on all pages of the Co-Branded Site, unless otherwise specified below (ii) that is designed and configured by Microsoft, (iii) that includes the Microsoft Marks (i.e., MSN) and navigational elements as shown in Exhibit A, attached hereto and incorporated herein by reference, and (iv) that meets the specifications set forth in this Agreement. The Network Header on all Transaction pages on the Co-Branded Site shall occupy less than eighty-four (84) pixels. The Network Header shall include space for one (1) standard 460 x 60 pixel ad banner to be served and sold by Expedia. Microsoft may update the Network Header by providing EI with thirty (30) days written notice, subject to EI's approval, which approval will not be unreasonably withheld or delayed. Microsoft may not make changes to the Network Header that changes the underlying HTML code that controls the interface between the Network Header and the Co-Branded Site, increases the amount of Above-the-Fold space occupied by the Network Header, or removes the space for the ad banner. The parties agree that design changes for the Network Header may be "rolled-out" on a geography by geography basis as opposed to a blanket conversion.

     1.28 "Network Footer" means a page footer (i) that shall be located on the horizontal area within the bottom one hundred (100) pixels of the Home Page of the Co-Branded Site and on all pages of the Co-Branded Site, (ii) that is designed and configured by Microsoft, (iii) that includes the Microsoft Marks (i.e., MSN), copyright notices, and navigational elements as shown in Exhibit A, attached hereto and incorporated herein by reference, and (iv) that meets the specifications set forth in this Agreement. Microsoft may update the Network Footer by providing EI with thirty (30) days written notice, subject to EI's approval, which approval will not be unreasonably withheld or delayed. Microsoft may not make changes to the Network Footer that changes the underlying HTML code that controls the interface between the Network Footer and the Co-Branded Site, or increases the amount of space occupied by the Network Footer. The parties agree that design changes for the Network Footer may be "rolled-out" on a geography by geography basis as opposed to a blanket conversion.

     1.29 "Personal Information" means information about an end user permitting such end user to be specifically identified and may include, but not be limited to: (i) end user name, (ii) end user address, (iii) the end user's personally identifying transaction data; and (iv) any and all click stream data that may permit the end user to be specifically identified.

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                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


     1.30 "Transaction" means any (i) Air Transaction, Car Transaction, Hotel Transaction and Travel Package Transaction, and (ii) shall include additional transactions types, as applicable, added after the Effective Date by mutual agreement of the parties.

     1.31 "Travel Package Transactions" means the purchase via the Co-Branded Site of a combination of two or more Transactions which have a common booking date, and which have been completed by the same User.

     1.32 "Travel Supplier" means any entity offering travel services or information related to travel or travel services, including but not limited to, air, car, accommodations, cruise, packages, tours, ferry, train, bus, and/or travel insurance, either directly, as the service provider, or indirectly, as an intermediary offering the services of multiple service providers.

     1.33 "User" means individuals or entities that access the Co-Branded Site via one of the EI Icons.

     1.34 "User Information" means both Aggregate Information and Personal Information pertaining to an end user.

     1.35 "Web Page" means content in the World Wide Web portion of the Internet accessed via a single URL but excluding content on other Web Pages accessed via links in said content.

     1.36 "Web Site" means a collection of Web Pages related in some manner and interconnected via links, that are located on the same primary domain.

     1.37 Other Defined Terms; Interpretation. Other terms have defined meanings as used in this Agreement, and each such term is noted by having initial letters capitalized, in quotation marks, either following the definition or as otherwise indicated. Also in this Agreement, unless the context otherwise requires:
          (a) headings and underlinings are for convenience only and do not affect the interpretation of this Agreement;
          (b)    the singular includes the plural and vice versa;
          (c) a reference to a party to a document includes that party's successors and assigns;
          (d) a reference to a document, includes any amendment, replacement or novation of it;
          (e) a reference to a statute, ordinance or by-law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;
          (f) if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;
          (g) a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;
          (h) if an act prescribed under this Agreement to be done by a party on or by a given day is done after 5.00 pm on that day, it is taken to be done on the next day;
          (i)    a reference to any thing includes a part of that thing;
          (j) "e.g." and "for example" means by way of example but not limitation;
          (k) "including" and "include" means by way of example and not limitation;
          (l) a reference to liquidation includes appointment of an administrator, merger, amalgamation, reconstruction, winding-up, dissolution, assignment for the benefit of creditors, entering into a scheme, compromise or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, dissolution of any partnership or person, or death;
          (m) where the day on or by which any thing is to be done is not a Business Day, that thing will be done on or by the next following Business Day;
          (n) as used herein, notify means to give notice in the manner required in Section 16.5;
          (o) as used herein, the words "shall" and "will" have the same meaning as the word "must;" and
          (p) whenever this Agreement refers to a Web Site or aggregation of Web Pages, including without limitation MSN, the Co-Branded Site, the Microsoft Online Properties, and Expedia, such reference will also include successor versions thereof that may evolve throughout the Term, regardless of whether or not marketed or promoted under the same name.

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                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


2.   Description of the Co-Branded Site
     ----------------------------------

     2.1 Development and Maintenance. EI shall, at its expense, develop, operate, maintain, and host the Co-Branded Site, in accordance with the specifications set forth in this Agreement. As between Microsoft and EI, except as expressly provided otherwise in this Agreement, or in any related or support services agreement, EI shall be and remain solely responsible for all development, operation, maintenance and hosting of the Co-Branded Site, including all content contained therein. The Co-Branded Site will be a customized version of Expedia but shall generally include all Expedia products and services. In particular:

          (a) EI will make all materials and content on Expedia, which are not prohibited under the terms of this Agreement or any other agreement which EI has entered into, available on the Co-Branded Site.

          (b) EI will maintain certain, Microsoft-specified minimum standards for connectivity and availability which shall be not more restrictive than the standards required by MSN with respect to any other MSN premier partner; these requirements may be updated by Microsoft with reasonable input from EI from time to time by written notice from Microsoft to EI, and EI will implement any required modifications to the service on a timely basis.

          (c) All pages of the Co-Branded Site must have the same performance standard as Expedia (or any other Expedia co-branded sites), including but not limited to, up time, availability, rendering speed, and page loading. Both EI and Microsoft will attempt a standard of performance to match any leading Web Site.

          (d) The parties will provide each other with mutually agreed maintenance reports, system alerts, and other communications related to site performance. In addition, each party will provide the other with any reasonable reporting that may be requested by the other party, and the parties shall work together to develop reasonable reporting requirements. The parties shall also share their respective international product development plans on an annual basis.

          (e) EI agrees that the Co-Branded Site, as served by EI servers, will be easily viewable on all popular browsers, including but not limited to Internet Explorer, Netscape Navigator and WebTV/MSNTV. Also, users of Windows, Macintosh, Linux and Unix systems should all be able to view pages served by EI.

          (f) The parties will work together to implement the procedures as reasonably necessary to ensure that Microsoft is notified of all site failure(s) or significant decline(s) in performance.

          (i) This Agreement is global in scope, and the Non-US Exclusive Country versions will be customized and co-branded as international versions in accordance with the specifications of this Agreement.

          (j) Additional Non-US Exclusive Countries. To the extent that EI develops additional localized versions of Expedia for a particular country or region in which MSN has an in-country presence, other than Australia, New Zealand and Papua New Guinea, the Expedia Co-Branded Site within that country will have the right to be featured as the Travel Channel. EI will provide Microsoft with at least six (6) months notice of its intention to operate a localized version of the Co-Branded Site in a new geography. Upon such notification and EI's reasonable demonstration to Microsoft that such additional, localized version of the Co-Branded Site has the Essential Travel Elements ("Additional Non-US Exclusive Countries"), Microsoft will have the right to approve each Additional Non-US Exclusive Countries, provided, however, that such approval shall not be withheld so long as the channel plan that EI provides to Microsoft includes the Essential Travel Elements. Applicable terms for such Additional Non-US Exclusive Countries shall be the same as those for the existing Non-US Exclusive Countries. The parties agree that good faith sunset provisions of twelve (12) months from the date on which notice of intention to enter a market was delivered to Microsoft by EI will be implemented; provided, however, that in the event that after having provided such notice, EI's launch date in such Additional Non-US Exclusive Country slips beyond the end of the twelve (12) month sunset provision window, the sunset provision window shall be automatically extended until the revised launch date in order to allow Microsoft to continue to work with other travel service providers until the Co-Branded Site launches in such country. Sunset provisions may be fulfilled following the launch of the Co-Branded Site in such Additional Non-US Exclusive Country through use of the MSN Sidebar, or such other placement on

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                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


MSN as the parties may mutually agree upon. Notwithstanding the foregoing, however, the parties agree that in no event shall such other placement include the creation of a second Channel for, or related to, travel on MSN.

     2.2 Essential Travel Elements. EI will provide and ensure, either directly or indirectly, that the Co-Branded Site services in the Exclusive Countries will include, at a minimum, the Essential Travel Elements. In the event that EI does not provide a service that includes each of the Essential Travel Elements, Microsoft may give EI written notice of deficiency, providing EI with thirty
(30) day to cure such deficiency ("Cure Period"). Prior to the end of the Cure Period, Expedia will either: (i) cure the deficiency by making the missing Essential Travel Element available to Users within the Cure Period or within another time period acceptable to Microsoft; or (ii) abdicate its right to provide the missing Essential Travel Element in a particular Exclusive Country or the Exclusive Countries for a period of twelve (12) months. In the event that EI abdicates its right to provide a missing Essential Travel Element in a particular Exclusive Country or the Exclusive Countries, Microsoft may, directly or through a third party, provide a service that addresses such missing Essential Travel Element in the particular Exclusive Country or the Exclusive Countries using the MSN Sidebar. In such situations, Microsoft may request that placement other than the MSN Sidebar be made available on the Home Page of the Co-Branded Site to promote this service (e.g. an A-column quick link) within the overall twenty percent (20%) of programmable space allocation described in
Section 3.1(a).

     2.3  User Information

          (a) Microsoft and EI may use any and all Aggregate Information collected by EI from Users during the Term, and EI shall provide all Aggregate Information to Microsoft on a monthly basis, provided however such collection and use shall be in compliance with the applicable Co-Branded Site privacy statement and applicable law. The Co-Branded Site will prominently display a "Privacy Policy" link to Expedia's online privacy policy, which shall be approved by TRUSTe or other comparable independent privacy organization and all applicable laws, and which shall allow the parties carry out the obligations contemplated in this Agreement. Furthermore, EI may not use or store any Co-Branded Site Personal Information except to the same extent it uses and stores Personal Information gathered from Expedia. The parties agree to work together on joint promotions, and that any promotional emails to Users shall be sent by EI. Microsoft will not communicate with Users unless such Users are also registered on MSN.

          (b) All uses by EI of Personal Information collected by EI from Users during the Term shall comply with the applicable Co-Branded Site privacy statement and applicable law. Except as expressly set forth in this Section 2.3, EI shall not be obligated to share any of its customer data with Microsoft.

          (c) MSN will own all MSN end-user data generated on pages of MSN; and all terms and conditions, rules, policies and operating procedures of MSN will apply to such MSN end-users; and MSN shall retain the right to change such terms and conditions, rules, policies and operating procedures at any time.

          (d) EI will own all data generated by Users, and all of the terms and conditions, rules, policies and operating procedures of Expedia (including but not limited to policies relating to the use of Personal Information, customer orders, customer service and ticket fulfillment) will apply to such Users; and EI reserves the right to change such terms and conditions, rules, policies and operating procedures at any time, subject to compliance with the terms of this Agreement.

3.   Distribution and Cross Promotion Requirements
--------------------------------------------------

     3.1 Co-Branded Site. Except as otherwise provided in this Section 3.1, the Co-Branded Site in each corresponding Exclusive Country will be the Travel Channel on MSN in such Exclusive Country. The Travel Channel is the exclusive travel transaction channel on MSN in the Exclusive Countries.

          (a) The Home Page of the Co-Branded Site shall be branded by the applicable Expedia brand, and shall include a content module, dedicated and linking to the rest of the Co-Branded Site. Such content module will occupy at least eighty percent (80%) of the programmable space on the Home Page of the Co-Branded Site. These proportions shall apply both to the total programmable space on the Home Page of the Co-Branded Site and to the Above-the-Fold programmable space on the Home Page of the Co-Branded Site. Microsoft shall have the

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                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


right to provide twenty percent (20%) of the content included in the programmable space on the Home Page of the Co-Branded Site, through programming of the MSN Sidebar as described in Exhibit A. Content supplied by Microsoft must link to MSN, and cannot promote Travel Suppliers on MSN, except as expressly agreed to in this Section 3.1. Microsoft shall otherwise have full discretion in determining what content to include in the MSN Sidebar, provided however that MSN may not use the MSN Sidebar to sell advertisement to, or otherwise promote Travel Suppliers.

          (b) In the specific instance of MSN's use of the MSN Sidebar to address an Essential Travel Element for which EI has temporarily abdicated the right to provide, as described in Section 2.3, Microsoft may use the MSN Sidebar to promote a Travel Supplier that offers the Essential Travel Element in question, so long as: (i) the Travel Supplier is not a Named Competitor, provided, however, that if the only potential supplier of such content in the Exclusive Country is a Named Competitor then Microsoft shall have the right to promote such Travel Supplier via the MSN Sidebar; and (ii) to the extent feasible, the Essential Travel Element is provided in isolation (i.e. the service to which the MSN Sidebar links in order to supply this feature shall not include any other travel elements that are competitive with features offered on the Co-Branded Site).

     3.2 Links from MSN to the Co-Branded Site. In addition to the links included under Section 3.1, Microsoft will provide links to the Co-Branded Site in each Exclusive Country, as follows:

          (a) An Above-the-Fold "Travel" link to the Home Page of the Co-Branded Site on the Home Page of MSN and on all other pages on MSN on which the Channel bar is used to link to the Home Page of the Co-Branded Site.

          (b) At least two "quick link" text links Above-the-Fold or comparable traffic driving Above-the-Fold links on the Home Page of MSN (and on other parts of MSN where all or substantially all of the Home Page "quick links" appear) that link to the appropriate Web Page on the Co-Branded Site, one to be titled "Air Tickets", the other to be used for other travel transaction-driving purposes (e.g., hotels, vacation packages, etc.), with periodic changes in the title of this quick link to be determined by Microsoft with the intent of maximizing Gross Profit and therefore performance payments to MSN from transactions driven by that quick link.

          (c) Subject to EI remaining in the mapping business, MSN may at its option provide an additional "Maps" quick link on the Home Page of, or elsewhere within, MSN that links to the Co-Branded Site.

          (d) Microsoft may provide additional "quick link" text links to the Co-Branded Site from MSN or other Microsoft Online Properties other than those specified in clauses (a), (b) and (c) (e.g., HomeAdvisor) as determined by Microsoft, with the placement, type and position of such links being within Microsoft's discretion. The parties acknowledge that the format and/or appearance of MSN may change from time to time; however, Microsoft agrees that the positioning of such quick links shall at all times remain comparable to other quick links, provided that if quick links are removed from the Home Page of MSN or other key places, both parties will work in good faith to provide EI with placement of Above-the-Fold links that will provide substantially equivalent traffic to the Home Page of the Co-Branded Site.

     3.3 MSN Promotions. Microsoft agrees to include the Co-Branded Site in MSN network in-house online promotions (such as banner advertising, key initiatives, MSN network promotion inventory, MSN network info pane, and special editorial references) and make commercially reasonable efforts to promote the Co-Branded Site in offline promotions in a similar manner as it promotes other MSN partners (e.g., WebMD). During the term of this Agreement, Microsoft agrees that the Co-Branded Site online promotions shall constitute a minimum of four percent (4%) of the total number of impressions resulting from MSN network in-house online promotions. Provided that EI continues to drive traffic and revenue to MSN at its current levels, Microsoft will provide EI with placement on the MSN network info pane headlines that is equivalent to its current placement. To the extent Expedia provides unsold advertising or promotional inventory on the Co-Branded Site or Expedia for MSN in-house online promotions over and above the four percent (4%) referenced in Section 3.10, MSN shall in turn provide Expedia twice as much in kind inventory across MSN over and above the four percent (4%) referenced in this Section 3.3 for promotion of the Co-Branded Site.

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                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


     3.4 Restrictions on Microsoft Online Properties. The Co-Branded Site shall be the preferred travel transaction service on or promoted by Microsoft Online Properties, other than MSN, except as set forth in Sections 2.1(i), and
6. In each instance in which an agreement is entered to promote a Travel Supplier on a Microsoft Online Property, EI will have the right to the same or better promotion on equal or better terms.

     3.5 eShop. The parties agree that the Co-Branded Site shall be the preferred travel store featured in eShop (or equivalent section), and shall receive promotion equal to or greater than all other stores.

     3.6 Links from WebTV. Microsoft agrees to continue the current placement on WebTV, if any, in a manner that is consistent with the current levels.

     3.7 Links to the Co-Branded Site from MSN Search. Prior to, or within thirty (30) Days following the Launch Date, Microsoft will use commercially reasonable efforts to integrate listings for EI content as follows:

           (a) Expedia Content on Featured Sites. Subject to MSN Search editorial control, MSN will feature Co-Branded Site content on MSN Search as Featured Sites (as defined below in this Section 3.7) for a specified set of travel-related queries ("Travel Keywords"), which are relevant to such content. Microsoft will have the final say on whether any additional query will be designated as a Travel Keyword. The list of Travel Keywords for Expedia set forth in Exhibit D is the list of Travel Keywords that were in place on May 25, 2001. EI shall have the right to propose new or substitute Travel Keywords at least once during each calendar quarter of the Term. Even if Microsoft has agreed that a particular query is an appropriate Travel Keyword, there will be no Expedia Featured Site Link associated with such Travel Keyword if Expedia does not have content on the Co-Branded Site that, in Microsoft's sole editorial judgment, is relevant to and corresponds with such Travel Keyword. To the extent that MSN has featured a Travel Supplier on MSN Search as a Featured Site for a given query, and that query is not a trademark/brand solely allocated to the Travel Supplier owner thereof, then MSN will commit to feature Co-Branded Site content on MSN Search as a Featured Site for that specific query, to the extent that Expedia has content on the Co-Branded Site that, in Microsoft's sole editorial judgment, is relevant to and corresponds with such query. For the purposes of this Section 3.7(a), content shall be understood to include the reservation or selling of travel services on the Co-Branded Site.

           (b) Sale of Featured Site Links to Travel Advertiser. Microsoft will not be restricted from (i) utilizing data search results from third party suppliers (including, but not limited to, Inktomi, Looksmart and Goto search results) even if such search results link to EI Named Competitors (but not including Featured Sites) and (ii) selling advertising (including Featured Site placement for any of the Travel Keywords associated with the Co-Branded Site, banners on MSN Search results pages or any other advertising or placement) to any travel-related advertisers other than EI Named Competitors. Expedia will have no right to sell any Featured Site Links to any third party without the express written approval from MSN; provided, however, that as part of an overall content sponsorship on the Co-Branded Site, subject to (A) that such Featured Site Links directly to such sponsored content on the Co-Branded Site, (B) MSN Search editorial control with respect to the associated Travel Keyword and (C) MSN's right to sell advertising as set forth in this Section 3.7(b), EI may sell content sponsorships to third parties for content on the Co-Branded Site which has associated Travel Keywords and Featured Sites. EI may not sell the Featured Sites themselves but only indicate that the content sponsorship may include associated Featured Sites on MSN Search if approved by the MSN Search editorial team.

           (c) Site Search Maintenance. Site Search on the MSN US Travel Channel will be hosted and maintained by EI on the Co-Branded Site (with all search results being shown on the Co-Branded Site), and Expedia will maintain control of the advertising inventory on the Co-Branded Site.

           (d) Limitations on Expedia Rights to Sell Advertising Inventory. Expedia will have no right to sell any advertising inventory on MSN, including, but not limited to, run of site advertising.

           (e) For purposes of this Section 3.6, "Featured Site" means a Search Result whereby Microsoft specifically places a non-exclusive Search Result at the Featured Site section of the MSN Search Web Page. Not all MSN searches result in a Web Page with a Featured Site. Featured Sites must relate editorially to the

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                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


searched term in Microsoft's sole editorial discretion, and Microsoft may choose temporarily not to place a Featured Site as a Search Result if other Search Results are more relevant because of current events.

     3.8 Expedia Lodging. Expedia Lodging (formerly known as Expedia Lite) may be promoted on a pay for performance basis, with Transaction payments paid as set forth in Section 4. No Slotting Fee will be paid for Expedia Lodging placement, nor will there be any guaranteed promotion. Each non-Exclusive Country shall be free to accept or reject a deal for Expedia Lodging for any reason.

     3.9 Other Microsoft Internet Technologies. EI shall implement Microsoft Passport authentication technology on the Co-Branded Site and Expedia (as soon as commercially available and technically viable, with the timing to be discussed by the parties) so that existing registered Passport users may use the services available on the Co-Branded Site without having to reenter their username and password or other relevant personal information; the usage terms, pricing and conditions shall be agreed upon by the parties. Upon notice from Microsoft that other technologies are available for distribution, EI agrees, as soon as commercially available and technically viable, to use commercially reasonable efforts (when technology is applicable) to include or implement or adopt on the Co-Branded Site and/or Expedia other Microsoft Internet technologies (e.g. .NET Notification) under such usage terms, pricing and conditions as the parties may mutually agree. Notwithstanding the foregoing, however, in no event shall EI implement or adopt on the Co-Branded Site and/or Expedia any Microsoft technology, Internet services, or platform that conflicts with any of the terms and conditions of Expedia's Privacy Policy Statement.

     3.10 Expedia promotions: At least four percent (4%) of the advertising/promotional inventory on Expedia and the Co-Branded Site that is used by EI for in-house promotions shall be made available for MSN in-house promotions. MSN may not use this inventory to promote any Travel Suppliers or travel-related offering or services, or sell it as advertising inventory.

4.   Fees; Payments; and Reporting
     -----------------------------

     4.1   Slotting Fee.

           (a) US Slotting Fee. For the Co-Branded Site in the United States, EI will pay Microsoft a non-refundable fee of Five Hundred Thousand Dollars (US$500,000.00) ("US Slotting Fee"), per twelve (12) month period, coinciding with the Microsoft fiscal year, the period beginning July 1 and ending June 30 ("Annual Term"). EI will pay the US Slotting Fee in twelve (12) equal, monthly installment payments.

           (b) Credit toward Performance Payments. The US Slotting Fee will be a credit toward Performance Payments (as defined in Section 4.3 below).

     4.2   Non-US Slotting Fees.

           (a) Non-US Slotting Fees. Commencing on the Effective Date, for each Co-Branded Site in each of the Non-US Exclusive Country, EI will pay Microsoft a non-refundable fee of Two Hundred Fifty Thousand Dollars (US$250,000.00) ("Non-US Slotting Fee"), per twelve month period, coinciding with the Annual Term. The Non-US Slotting Fee shall be paid in twelve (12) equal monthly installment payments. For partial Annual Terms, the payment amount due Microsoft will be calculated on a pro-rated basis based on the number of days in each month. For subsequent Annual Terms, the Non-US Slotting Fee may be adjusted and calculated in the manner described in Section 4.2(b) below.

           (b) Adjusted Non-US Slotting Fee. Commencing at the start of the Annual Term coinciding with Microsoft's fiscal year 2003, and at the start of all subsequent Annual Terms, if the Performance Payments (as defined in Section
4.3 below) for a given Non-US Exclusive Country, for the immediately prior Annual Term, do not equal at least One Hundred Fifty Thousand Dollars (US$150,000.00) ("Non-US Performance Payment Threshold"), the Non-US Slotting Fee for each such country shall be reduced to One Hundred Fifty Thousand Dollars (US$150,000.00) ("Adjusted Non-US Slotting Fee") per Annual Term for that country, which shall be calculated on a pro-rated basis based on the number of days in each month, or as described in Section 4.2(c), as appropriate.

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                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


           (c) Additional Non-US Exclusive Countries. For each Non-US Exclusive Country added during the Term that launches the Co-Branded Site during a given Annual Term, (i) the Non-US Performance Payment Threshold, as described in Section 4.2(b), for each such Non-US Exclusive Country, shall be measured on a pro-rata basis if the Co-Branded Site is launched in that country before the mid-year point of the respective Annual Term (which the parties agree is December 31); and (ii) where the Co-Branded Site is launched after such mid-year point, the Non-US Performance Payment Threshold shall not be measured until after the following full Annual Term, for which a Non-US Slotting Fee shall apply for such first full Annual Term.

           (d) Credit Toward Performance Fees. The Non-US Slotting Fee for each Non-US Exclusive Country will not be credited toward Performance Payments owed by EI to Microsoft, unless the total amount of Performance Payments, per Non-US Exclusive Country, exceeds the payment thresholds defined in Section 4.3.

     4.3   Performance Payments.

           (a) Performance Payments. During the Term, EI will pay to Microsoft at the end of each fiscal month of the Annual Term, an amount equal to the applicable Performance Payment for each Transaction type multiplied by the number of Transactions for that particular Transaction type net of the number of cancelled Transactions of that Transaction type that occurred during the applicable period. "Performance Payments" mean the percentage of average Gross Profit EI made from each Transaction type over a one year period, as per the table below:

            ------------------------------------------------------
                                    Performance Payment Due
                                          to Microsoft
                                    (% of avg. Gross Profit)
            ------------------------------------------------------
            Air Transactions                   30%
            ------------------------------------------------------
            Car Transactions                   25%
            ------------------------------------------------------
            Merchant                           25%
            Accommodation
            Transactions
            ------------------------------------------------------
            Agency                             25%
            Accommodation
            Transactions
            ------------------------------------------------------
            Travel Package        Applicable percentage as set
            Transactions         forth above for each component
                                of the Travel Package Transaction;
                               which are treated as the applicable
                                        Transaction type.

           (b) Gross Profit per Transaction Calculation. Gross Profit per Transaction calculations will be calculated on the Weighted Average of all the Exclusive Countries. Performance Payments due to Microsoft from EI shall have no minimum payment amount (but will not be less than zero) and no maximum payment amount. For the purposes of this Section 4.3(b), "Weighted Average" is calculated as follows: the total amount of Gross Profit per Transaction type, on the Co-Branded Site, Expedia and all other Expedia co-branded sites divided by the total number of Transactions of that type on the Co-Branded Site, Expedia and all other Expedia co-branded sites.

           (c) US Slotting Fee Credit to Performance Payments. The US Slotting Fee shall be applied as a credit against payment due by EI to Microsoft for Performance Fees. In the event that the amount of the Performance Payments due to Microsoft for Transactions on the Co-Branded Site in the United States in a given Annual Term is less than the US Slotting Fee, then EI will pay Microsoft the US Slotting Fee for that Annual Term in place of Performance Payments for Transactions on the Co-Branded Site in the United States. In the event that the amount of the Performance Payments due to Microsoft for Transactions on the Co-Branded Site in the United States in a given Annual Term is greater than the US Slotting Fee, then EI will pay Microsoft the Performance Payments for Transactions on the Co-Branded Site in the United States in place of the US Slotting Fee for that Annual Term.

           (d) Non-US Slotting Fee Credit to Performance Payments. The Non-US Slotting Fee for each Non-US Exclusive Country will not be credited toward Performance Payments owed by EI to Microsoft, unless the total amount per Non-US Exclusive Country of Performance Payments exceeds Two Million Dollars (US$2,000,000.00) in the first full Annual Term, or exceeds Four Million Dollars (US$4,000,000.00) in any subsequent full Annual Term. The following examples are provided for the purposes of this Section 4.3(c):

           Example 1: If the United Kingdom ("UK") Co-Branded Site earns $3,000,000 in Performance Payments in the first full Annual Term, EI would pay Microsoft UK: (i) a Non-US Slotting Fee

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                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


            ($250,000); (ii) 100% of the first $2,000,000 in Performance
            Payments, and (iii) $750,000 of the next $1,000,000 in Performance Payments ($1,000,000 less the Non-US Slotting Fee).

            Example 2: If the UK Co-Branded Site earns $3,000,000 in Performance Payments in the second full Annual Term, EI would pay Microsoft UK:
            (i) A Non-US Slotting Fee ($250,000), and (ii) 100% of the first $3,000,000 in Performance Payments.

            Example 3: If the UK Co-Branded Site earns $5,000,000 in Performance Payments in the third full Annual Term, EI would pay Microsoft UK:
            (i) A Non-US Slotting Fee ($250,000); (ii) 100% of the first $4,000,000 in Performance Payments and (iii) $750,000 of the next $1,000,000 ($1,000,000 less the Non-US Slotting Fee).

     4.4 Gross Profit per Transaction Data. EI will update Gross Profit per Transaction data at the end of each Annual Term and use the average Gross Profit per Transaction for each Transaction type of the preceding Annual Term to determine the amount due Microsoft per Transaction for the coming Annual Term, and the parties agree that the Agreement will be amended to reflect this updated data. Additionally, EI will provide Microsoft with Gross Profit per Transaction data for each quarter promptly following the end of the quarter to enable Microsoft to forecast revenues for the subsequent year. For the Opening Period, the parties will agree on or about the signature date of this Agreement to the average Gross Profit to EI per Transaction.

     4.5 New Transaction Types. For additional online transaction types that Microsoft deems significant, and elects to promote on MSN, and wishes to include in the Agreement ("New Transaction"), Microsoft will notify EI in writing, and EI will determine the Gross Profit for the New Transaction, using the methodology as that used for existing Transactions. Provided EI, has a mechanism in place to track MSN activity on the New Transaction, EI will pay Microsoft twenty-five percent (25%) of the average Gross Profit on that New Transaction, which will be made in accordance with Section 4. In the event a method to track the New Transaction is not in place, EI will make commercially reasonable efforts to institute such tracking and will commence payment to Microsoft for such new Transaction promptly thereafter. If at any time thereafter EI, determines that MSN's promotion of this New Transaction type is not valuable, EI shall have the right to terminate payment to Microsoft of twenty-five percent (25%) of the average Gross Profit on that New Transaction upon ninety (90) days notice.

     4.6 Allocation. The Slotting Fees and Performance Payments for each Exclusive Country shall be fully allocated to the relevant Microsoft subsidiary for each Exclusive Country.

     4.7 Transaction Tracking. Microsoft will use the EI Icons as described in Section 4.11, and expressly agrees that EI shall not be obligated to make Performance Payments to Microsoft for any Transactions that could not be tracked by EI.

     4.8 Transition Payment. Within forty-five (45) days following the Effective Date of this Agreement, EI will make payment to Microsoft in an amount that is equal to the difference between the amount already paid to and/or due Microsoft under the 1999 Carriage Agreement and that amount which would be due Microsoft under this Agreement. The parties agree that the period within which this payment amount shall be calculated begins as of 12:01 a.m., P.S.T., December 1, 2000, and ends at 12:00 p.m., P.S.T., on June 30, 2001 (the "Opening Period"). For purposes of clarification, the Non-US Exclusive Countries Slotting Fees due with respect to the Opening Period shall be calculated on a pro-rata basis by multiplying the relevant Slotting Fee by a fraction equal to the number of days in the Opening Period divided by 365.

     4.9 Transaction Reporting. Within thirty (30) days following the end of the applicable month, EI, shall make available to Microsoft monthly reports that set forth the number of Transactions, by type and by unique Exclusive Country for which Performance Payments are applicable, during the applicable month.

     4.10 Microsoft Payment to EI. Microsoft shall pay EI thirty percent (30%) of all net revenues recognized from the sale of advertisements to, or the promotion of, Travel Suppliers on MSN or the MSN Vertical Providers that are allowed under the 1999 Carriage Agreement for the period beginning on January 1, 2001 through December 31, 2001. Such revenue shall be paid within forty-five
(45) days of the end of each calendar quarter (except that the initial payment for calendar Q1 will be due within thirty (30) days of the Effective Date).

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                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


     4.11   EI Icons and Linking.

            (a) EI shall provide Microsoft with one or more EI Icons, or any substitute thereof that EI, in its sole discretion, may provide to Microsoft from time to time during the Term for use on MSN. Additionally, EI shall provide Microsoft with the EI Icon link guidelines, or such other replacement guidelines as EI may provide to Microsoft in writing from time-to-time during the Term.

            (b) In the event EI provides Microsoft with new or modified EI Icons, Microsoft shall implement the new EI Icons within thirty (30) days following receipt of the update from EI. Microsoft agrees to comply with the EI Icon guidelines provided to Microsoft by EI or any other replacement guidelines that EI may provide to Microsoft in writing from time-to-time during the Term.

5.   Ad Sales on Expedia and/or the Co-Branded Site
---------------------------------------------------

            (a) EI will own the banner inventory, geo-targeted inventory, sponsorships and any other revenue generating ad space for the Co-Branded Site and Expedia.

            (b) EI may allow Microsoft to sell certain advertising inventory on the Co-Branded Site and/or Expedia on its behalf, according to conditions that EI, in its sole discretion, may change from time to time. Microsoft is under no obligation to sell any such proffered advertising inventory. If Microsoft accepts EI's terms for selling such inventory, in no event shall Microsoft sell such inventory to Travel Suppliers. For such sales, Microsoft agrees to pay EI seventy percent (70%) of the net revenues payable at the end of each month. Microsoft shall provide a detailed report to EI within thirty (30) days of the end of the month for the inventory sold to Travel Suppliers.

6.   Restrictions on Advertising
     ---------------------------

     (a) During the Term and for each Exclusive Country, Microsoft agrees not to promote or sell advertisements of any kind, including, but not limited to, such advertising elements as banner advertisements, or sponsorships on MSN to the EI Named Competitors associated with such Exclusive Country as set forth in Exhibit B.

     (b) During the Term and for each Non-Exclusive Country, Microsoft agrees not to promote or sell advertisements of any kind, including, but not limited to, such advertising elements as banner advertisements, or sponsorships on MSN to the EI Named Competitors specified for such Non-Exclusive Countries in Exhibit B.

     (c) EI agrees that it will not sell or otherwise make available any banner inventory or otherwise promote the MSN Named Competitors on the Co-Branded Site. EI will promote MSN on Expedia in a similar manner as it promotes other major partners (e.g. other portals).

7.   Proprietary Rights and Branding Guidelines
     ------------------------------------------

     7.1 The parties agree that except as expressly licensed to the other party in this Agreement or a separate license agreement, each party shall retain all right, title, and interest in all data, content, technologies and other property furnished by such party to the other party under this Agreement.

     7.2 EI will own all data generated by Users, and all of the terms and conditions, rules, policies and operating procedures of Expedia (including but not limited to policies relating to the use of customer personal identification information, customer orders, customer service and ticket fulfillment) will apply to such Users; and EI reserves the right to change such terms and conditions, rules, policies and operating procedures at any time.

     7.3 To the extent that this Agreement requires EI to use any logo, trademark, trade name or service mark owned and/or provided by Microsoft (collectively "Microsoft Marks"), Microsoft shall provide EI with such elements and renderings for the agreed upon use of such Microsoft Mark in a form necessary to permit EI's use as

                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


contemplated by this Agreement. Microsoft shall also provide the applicable usage guidelines for the use of Microsoft Marks, and EI agrees to comply with such guidelines.

     7.4 To the extent that this Agreement requires Microsoft to use any EI Icons, including but not limited to, logo, trademark, trade name or service mark owned and/or provided by EI, EI shall provide Microsoft with such elements and renderings for the agreed upon use of such EI Icons in a form necessary to permit Microsoft's use as contemplated by this Agreement. EI shall also provide the applicable usage guidelines for the use of EI Icons, and Microsoft agrees to comply with such guidelines.

8.   Confidentiality
     ---------------

     8.1 The parties acknowledge and agree that all of the terms of this Agreement (including but not limited to its existence) are confidential; provided, however, that a party may disclose Confidential Information of the other party to the extent necessary to comply with applicable Law or legal process or pursuant to a registration report or exhibits thereto filed or to be filed with the Securities and Exchange Commission, listing agency or any state securities commission, or any other associated filings, provided that the party disclosing such Confidential Information gives the other party not less than ten
(10) days prior written notice thereof and complies with all reasonable requests of the other party to minimize the extent or scope of any such disclosure. Each party may disclose the terms and conditions of this Agreement to its employees, Affiliates and its immediate legal and financial consultants on a need to know basis as required in the ordinary course of that party's business, provided that such employees, Affiliates and/or legal and/or financial consultants agree in advance of disclosure to be bound by this Section 8, and may disclose Confidential Information as required by government or judicial order, provided each party gives the other party prompt notice of such order and complies with any protective order (or equivalent) imposed on such disclosure.

     8.2 Each party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure or use of Confidential Information and that each party may seek, without waiving any other rights or remedies, such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

9.   Term; Termination
     -----------------

     9.1 Term. Subject to the other provisions hereof, this Agreement shall commence on the Effective Date and, unless terminated earlier as provided herein, shall continue through June 30, 2005 (the "Term").

     9.2 Termination for Cause. In addition to any other rights and/or remedies that either party may have under the circumstances, all of which are expressly reserved, either party may terminate this Agreement at any time, effective immediately upon written notice, if the other party is in material breach of any warranty, representation, term, condition or covenant of this Agreement, and fails to cure that breach within thirty (30) days after written notice thereof.

     9.3 Effect of Termination. In the event of termination or expiration of this Agreement for any reason each and every clause which by its nature is intended to survive the termination of this Agreement including, without limitation, Sections 2.3(c) and (d),, 7, 8, 9.3, 10, 11, 13, 14, 15 and 16 shall survive termination.

10.  Warranties and Indemnification
     ------------------------------

     10.1 EI Warranties. EI warrants and represents that: (i) it has sufficient authority to enter into this Agreement; (ii) all materials delivered by EI to Microsoft and/or included in the Co-Branded Site under this Agreement (other than those provided by Microsoft) are and will be owned and controlled by EI and do not and will not infringe the copyrights, trademarks, service marks or any other personal or proprietary right of any third party; (iii) the Co-Branded Site and all actions thereon are and will be in compliance with all applicable laws.

     10.2 Microsoft Warranties. Microsoft warrants and represents that: (i) it has sufficient authority to enter into this Agreement, (ii) all materials delivered by Microsoft to EI and/or included in MSN or the Microsoft

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                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


Online Properties pursuant to this Agreement are and will be owned and controlled by Microsoft and do not and will not infringe the copyrights, trademarks, service marks or any other personal or proprietary right of any third party.

     10.3 Indemnification. Each party (the "Indemnifying Party") will hold harmless and indemnify the other party (the "Indemnified Party") from and against any loss, claim, liability, damage, action or cause of action (including, without limitation, reasonable attorneys' fees) brought against the Indemnified Party by a third party and arising from or related to any alleged act or omission which, if the allegation were true, would be a breach by the Indemnifying Party of this Agreement, provided that the Indemnified Party cooperates as set forth in Section 10.4. In addition, (i) EI will hold harmless and indemnify Microsoft from and against any loss, claim, liability, damage, action or cause of action (including, without limitation, reasonable attorneys' fees) brought against Microsoft by a third party and arising from or related to the Co-Branded Site (unless such claim would be covered by the immediately preceding sentence), provided that Microsoft cooperates as set forth in Section 10.4; and (ii) Microsoft will hold harmless and indemnify EI from and against any loss, claim, liability, damage, action or cause of action (including, without limitation, reasonable attorneys' fees) brought against EI by a third party and arising from or related to MSN or the Microsoft Online Properties (unless such claim would be covered by the immediately preceding sentence), provided that EI cooperates as set forth in Section 10.4.

     10.4 Indemnification Process. If any action shall be brought against either party (the "Indemnified Party") in respect to which indemnity may be sought from the other party (the "Indemnifying Party") pursuant to the provisions of Section 10.3, the Indemnified Party shall promptly notify the Indemnifying Party in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. The Indemnified Party shall cooperate with the Indemnifying Party at the Indemnifying Party's expense in all reasonable respects in connection with the defense of any such action. The Indemnifying Party may upon written notice to Indemnified Party undertake to control and conduct all proceedings or negotiations in connection therewith, assume and control the defense thereof, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel which shall be reasonably satisfactory to Indemnified Party, and payment of all reasonably incurred expenses. Indemnified Party shall have the right to employ separate counsel and participate in the defense, at Indemnified Party's sole cost and expense. The Indemnifying Party shall reimburse Indemnified Party upon demand for any payments made or loss suffered by it at any time after the date of tender, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages to which the foregoing relates.

     10.5 PRODUCTS OR SERVICES DELIVERED UNDER THE TERMS OF THIS AGREEMENT SHALL BE SUBJECT TO THE TERMS OF THE LIMITED WARRANTY STATEMENT, IF ANY, SPECIFIED BY THE DELIVERING PARTY FOR THE SPECIFIC PRODUCT OR SERVICE. CERTAIN SOFTWARE PRODUCTS MAY BE PROVIDED TO THE OTHER PARTY "AS IS" WITHOUT WARRANTY OR CONDITION OF ANY KIND, IF SO DESIGNATED BY THE LICENSOR. FOR SUCH PRODUCTS, THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF SUCH SOFTWARE IS ASSUMED BY THE RECEIVING PARTY AND ITS CUSTOMERS AND SUBLICENSEES, IF ANY. THE WARRANTIES SET FORTH IN SECTIONS 10.1, 10.2, AND THIS SECTION 10.5 ARE THE ONLY WARRANTIES MADE BY THE PARTIES. EACH PARTY DISCLAIMS ANY AND ALL OTHER WARRANTIES OR REPRESENTATION EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY WARRANTS THAT ACCESS TO OR USE OF THE SITES OR CHANNELS WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ANY SOFTWARE OR SERVICES WILL MEET ANY PARTICULAR CRITERIA OF PERFORMANCE OR QUALITY.

11.  Limitation Of Liabilities
     -------------------------

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, ARISING OUT OF OR RELATED TO THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, EVEN IF SUCH

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                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION SHALL NOT APPLY TO EITHER PARTY'S: (A) ABILITY TO OBTAIN INJUNCTIVE OR OTHER EQUITABLE RELIEF; (B) CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8; AND (C) INDEMNIFICATION OBLIGATIONS AS TO THIRD PARTY DAMAGES ASSESSED AGAINST THE INDEMNIFIED PARTY IN CONNECTION WITH INDEMNIFIED CLAIMS UNDER SECTION 10.

12.  Press Releases
     --------------

     Neither Microsoft nor EI will issue any press release or make any public announcement(s) relating in any way whatsoever to this Agreement or the relationship established by this Agreement without the express prior written consent of the other party, which consent shall not be unreasonably withheld. However, the parties acknowledge that this Agreement, or portions thereof, may be required under applicable law to be disclosed, as part of or an exhibit to a party's required public disclosure documents.

13.  Taxes
     -----

     13.1 Liability for Taxes. The amounts to be paid by EI to Microsoft herein do not include any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement including, without limitation, any state or local sales or use taxes or any value added tax or business transfer tax now or hereafter imposed on or with respect to the provision of goods and services to EI by Microsoft under this Agreement, regardless of whether the same are separately stated by Microsoft. Except as provided in Section 13.2 below, all such taxes (and any penalties, interest, or other additions to any such taxes), with the exception of taxes imposed on Microsoft's net income or with respect to Microsoft's property ownership, shall be the financial responsibility of EI. EI agrees to indemnify, defend and hold Microsoft harmless from any such taxes or claims, causes of action, costs (including, without limitation, reasonable attorneys' fees) and any other liabilities of any nature whatsoever related to such taxes.

     13.2 Collected Taxes. EI will pay all applicable value added, sales and use taxes and other taxes levied on it by a duly constituted and authorized taxing authority on the software, services, hardware, equipment or other product provided under this Agreement or any transaction related thereto in each country in which the services and/or property are being provided or in which the transactions contemplated hereunder are otherwise subject to tax, regardless of the method of delivery. Any taxes that are owed by EI, (i) as a result of entering into this Agreement and the payment of the fees hereunder, (ii) are required or permitted to be collected from EI by Microsoft under applicable law, and (iii) are based upon the amounts payable under this Agreement (such taxes described in (i), (ii), and (iii) above the "Collected Taxes"), shall be remitted by EI to Microsoft, whereupon, upon request, Microsoft shall provide to EI tax receipts or other evidence indicating that such Collected Taxes have been collected by Microsoft and remitted to the appropriate taxing authority. EI may provide to Microsoft an exemption certificate acceptable to Microsoft and to the relevant taxing authority (including without limitation a resale certificate) in which case, after the date upon which such certificate is received in proper form, Microsoft shall not collect the taxes covered by such certificate. Microsoft agrees to take such steps at EI's request and expense to minimize Collected Taxes or other taxes paid by EI in accordance with all relevant laws.

     13.3 Tax Withholding. If, after a determination by foreign tax authorities, any taxes are required to be withheld on payments made by EI to Microsoft, EI may deduct such taxes from the amount owed Microsoft and pay them to the appropriate taxing authority; provided however, that EI shall promptly secure and deliver to Microsoft an official receipt for any such taxes withheld or other documents necessary to enable Microsoft to claim a U.S. Foreign Tax Credit. EI will make certain that any taxes withheld are minimized to the extent possible under applicable law.

     13.4 Tax Provision Governs. This tax section shall govern the treatment of all taxes arising as a result of or in connection with this Agreement notwithstanding any other section of this Agreement.

14. Audit. Each of the parties will maintain complete and accurate files, books and records with respect to the Transaction Fees and the reports required under this Agreement for a period of not less than two (2) years following

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                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


the effective date of termination of this Agreement. Each of the parties agrees to allow a mutually acceptable independent certified public accountant to audit and analyze its records relating to such Transaction Fees or reports, provided that such party agrees in advance to maintain all information obtained during such audit in confidence pursuant to a written agreement approved in advance by the audited party. All information received by either party and/or its auditor in connection with an audit hereunder shall be subject to the confidentiality provisions of this Agreement. The expense of any such audit shall be borne by the party requesting the audit. Any such audit will be permitted by Microsoft or EI within thirty (30) days of the other party's written request, during normal business hours and at times mutually agreed upon by Microsoft and Expedia. If, upon completion of an audit, a discrepancy of five percent (5%) or greater is discovered, the parties shall engage in good faith discussions with each other regarding such discrepancies. If such discrepancies are valid, as determined in good faith by the independent certified public accountant, then the audited party shall take such actions as are necessary to correct such discrepancies and to make any payments to the other party that are based on such discrepancies. In addition the audited shall bear the costs of the audit. Any audit of a party will be made no more than once during any twelve (12) month period, and will not unreasonably interfere with the audited party's business activities.

15. Priority of Agreements. In the event of a conflict between the terms of this Agreement and the terms of the Shareholder Agreement between the parties dated as of October 1, 1999, with respect to any provision relating to MSN, the provisions of this Agreement shall control. In addition, for the avoidance of doubt the 1999 Carriage Agreement shall be superceded in its entirety and shall become null and void as of the Effective Date of this Agreement.

16.  General Provisions
     ------------------

     16.1 Independent Contractors. The parties are independent contractors with respect to each other, and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, agency relationship or a joint venture between the parties.

     16.2 Governing Law. This Agreement shall be governed by the laws of the State of Washington as though entered into by Washington residents and to be performed entirely within the State of Washington. The parties agree to exclusive jurisdiction and venue in the state and federal courts sitting in King County, Washington. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

     16.3 Assignment. Neither party may assign this Agreement or any rights and/or obligations hereunder without the other party's prior written approval. For the purposes of this Agreement, a merger, consolidation, or other corporate reorganization, or a transfer or sale of a controlling interest in either party's stock, or of all or substantially all of its assets shall not be deemed to be an assignment.

     16.4 Construction. In the event that any provision of this Agreement conflicts with governing law or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. The section headings used in this Agreement are intended for convenience only and shall not be deemed to affect in any manner the meaning or intent of this Agreement or any provision hereof.

     16.5 Notices. All notices and requests in connection with this Agreement shall be given in writing and shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mail, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

     To EI:                                      To Microsoft:

     Expedia, Inc.                               Microsoft Corporation

                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


     13810 SE Eastgate Way, Suite 400       One Microsoft Way
     Bellevue, WA  98005                    Redmond, WA  98052-6399
     Attention:_____________                Attention:  MSN Business Development

     Phone:   425.564.7200                  Phone:   425.703.6466
     Fax:     425.564.7251                  Fax:     425.936.7329

     Copy to:                               Copy to:
     General Counsel (same address and fax) Law & Corporate Affairs, US Legal
                                            Fax:     425.936.7409

or to such other address as the applicable party may designate pursuant to this notice provision.

     16.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or communications. This Agreement shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of EI and Microsoft by their respective duly authorized representatives. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

     16.7 Process Review. The parties agree to conduct quarterly meetings between to review account management for Non-US Exclusive Countries and the US. The US meeting shall include focus on worldwide issues. Timing of such quarterly meetings shall be scheduled to be close to the dates that EI board meetings or held, or such other dates as are mutually agreed on by the parties.



   [SIGNATURE PAGE TO THE AMENDED AND RESTATED MSN/EXPEDIA CARRIAGE AND CROSS
                PROMOTION AGREEMENT TO FOLLOW ON THE NEXT PAGE.]

                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


     The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

MICROSOFT CORPORATION                       EXPEDIA, INC.


By /s/ Richard Bray                         By /s/ Gregory S. Stanger
   --------------------------------            --------------------------------


Name (Print) Richard Bray                   Name (Print) Gregory S. Stanger
             ----------------------                      ----------------------


Title VP-MSN US Region                      Title Sr. Vice President and
      -----------------------------               Chief Financial Officer
                                                  -----------------------------




   [SIGNATURE PAGE TO THE AMENDED AND RESTATED MSN/EXPEDIA CARRIAGE AND CROSS
   --------------------------------------------------------------------------
                             PROMOTION AGREEMENT.]
                             ---------------------

                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001



                                    Exhibit A
                                    ---------
                             Mock-Up of the Network
                             ----------------------
Template
--------

                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


                    Mock-Up of the Co-Branded Site Home Page
                    ----------------------------------------

                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


                    Mock-Up of the Co-Branded Site Home Page
                    ----------------------------------------

                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


                                    Exhibit B
                                    ---------

                          List of EI Named Competitors

EI Named Competitors in Exclusive Countries:

US
|X|      Travelocity
|X|      HRN
|X|      Orbitz
|X|      Cheaptickets
|X|      Sidestep
|X|      Priceline
|X|      Hotwire

UK
|X|      Travelocity
|X|      Thomas Cook
|X|      British Airways
|X|      Lastminute
|X|      Ebookers

Canada
|X|      Travelocity
|X|      Groupe Transat
|X|      Air Canada
|X|      Tripeze
|X|      iTravel2000

Germany
|X|      Travelocity
|X|      Travel-Overland
|X|      TravelChannel
|X|      Ebookers
|X|      Travel24

France
|X|      Travelocity
|X|      Lastminute
|X|      Nouvelles Frontieres
|X|      Travelprice
|X|      Promovacances


EI Named Competitors in non-exclusive countries

|X|      Travelocity
|X|      HRN
|X|      Lastminute
|X|      Ebookers
|X|      OTP

                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


                                    Exhibit C
                                    ---------

                        List of Essential Travel Elements


1.       Purchase of airline tickets
2.       Hotel reservations
3.       Car rentals reservations
4.       Package information with either online or telephone booking
5.       Destination information
6.       Telephone customer service

                                    Exhibit D
                                    ---------

                                 Travel Keywords


                                      [*]



--------------------------------------------------------------------------------
[*] - THIRTY-TWO PAGES HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PAGES
--------------------------------------------------------------------------------

                               Amended & Restated MSN/Expedia Carriage Agreement
                                                          FINAL -- June 29, 2001


                                    Exhibit E
                                    ---------

                              MSN Named Competitors


     AOL/Time Warner
     Yahoo
     Amazon
     EBay
     RealNetworks